Exhibit 99.1

Health Catalyst Appoints Ben Albert to the Role of President and COO

Albert Appointed to Drive Health Catalyst Forward in Its Next Chapter of Enabling Measurable Healthcare Improvement

Salt Lake City, UT – September 10, 2025 – Health Catalyst, Inc. (“Health Catalyst,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced that Ben Albert has been appointed as President and Chief Operating Officer.
Albert served as the Chief Executive Officer & Co-Founder of Upfront Healthcare Services, Inc. until it was acquired by Health Catalyst in January, and has continued to oversee the business since the acquisition. An established entrepreneur, Albert has spent more than 25 years building and leading healthcare organizations that deliver a compelling value proposition to successfully activate patients, while improving clinical, financial, and operational outcomes.
As President and COO, Albert will provide the Health Catalyst team essential day-to-day leadership, guiding operations through this pivotal phase for the company while positioning the organization for long-term success. Senior leaders in Product Engineering, Technology Delivery and Support, Growth, Operations, Finance, and Corporate Strategy will report to Albert.
Albert will work in close partnership with Health Catalyst CEO Dan Burton, who has previously announced that he will retire from his role as CEO effective June 2026. The Board is confident that this partnership will provide clear accountability for day-to-day operations, alignment, continuity and stability. Burton remains engaged as CEO and focused on investor relationships and customer growth in advance of his previously announced retirement while the Board continues its search for the next CEO.
As Albert steps into the President and COO role, Dan LeSueur will complete his full-time service with Health Catalyst and is expected to transition to a part-time advisory role to support Albert and Health Catalyst in this transition.
“I am thrilled to welcome Ben to this new role, and I look forward to working closely with him as we chart the course ahead,” Burton said. “His impressive experience leading mission-driven technology companies that deliver measurable ROI and meaningful benefits to the broader ecosystem aligns with our mission of massive, measurable healthcare improvement, and will be invaluable as we enter our next chapter. I look forward to devoting additional time to deepening and growing our customer and investor relationships in advance of my upcoming retirement.”
Jack Kane, Chair of the Health Catalyst Board, said: “We as a board are grateful to have Ben Albert's capable leadership as President and COO to help Health Catalyst accelerate and amplify its progress and evolution, and drive shareholder value. This appointment builds on our company’s foundation of world-class healthcare expertise, cutting-edge technological innovation, and strong customer relationships. We are also grateful to Dan LeSueur for his many contributions to the company, and to Dan Burton as he continues as CEO in advance of his planned retirement.”
“I’m honored to lead our talented team through this important chapter,” Albert said. “Health Catalyst delivers measurable improvement in healthcare better than anyone, and we will continue to build on that strength. With a clear strategy and goals, strong alignment, and the dedication of our people, we are well-positioned to help our clients achieve lasting success.”
“I am so incredibly grateful for Dan L’s contributions to Health Catalyst over the last 15 years. His servant leadership and the dedication he has shown in guiding our company’s operations have been deeply meaningful,” Burton said. “His thoughtful, steady guidance has made a lasting impact on our teams and the organization, and I wish him the very best in the opportunities ahead.”
“Ben Albert is a fantastic choice for the President and COO role, and Health Catalyst is fortunate to welcome and rally behind his capable and mission-oriented leadership,” LeSueur said. “I am grateful for the opportunity to have worked alongside such an exceptional team at Health Catalyst. The dedication, talent and innovative spirit of this group are truly remarkable. Health Catalyst’s team members embody a commitment to the company’s mission of enabling massive, measurable healthcare improvement, and I am excited for Health Catalyst’s bright future.”

About Health Catalyst
Health Catalyst (Nasdaq: HCAT) is a leading provider of data and analytics technology and services that ignite smarter healthcare, lighting the path to measurable clinical, financial, and operational improvement. More than 1,000 organizations worldwide rely on Health Catalyst's offerings, including our cloud-based technology ecosystem, Health Catalyst Ignite™, AI-enabled data and analytics solutions, and expert services to drive meaningful outcomes across hundreds of millions of patient records. Powered by high-value data, standardized measures and registries, and deep healthcare domain expertise, Ignite helps organizations transform complex information into actionable insights. Backed by a multi-decade mission and a proven track record of delivering billions of dollars in measurable results, Health Catalyst continues to serve as the catalyst for massive, data-informed healthcare improvement and innovation.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the commencement of Mr. Albert’s role, Mr. LeSueur’s transition, and the prospects and future performance of Health Catalyst. Forward-looking statements are subject to risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.
Important risks and uncertainties that could cause actual results to differ materially from Health Catalyst’s expectations, plans and prospects. For a detailed discussion of the risk factors that could affect Health Catalyst’s actual results, please refer to the risk factors identified in Health Catalyst’s SEC reports, including, but not limited to, the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on August 8, 2025 and the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025 and amended on April 30, 2025. All information provided in this release and in the attachments is as of the date hereof, and Health Catalyst undertakes no duty to update or revise this information unless required by law.

Media Contact:
Kathryn Mykleseth
Director of Public Relations and Communications
media@healthcatalyst.com

Investor Relations Contact:
Matt Hopper
SVP of Finance and Head of Investor Relations
ir@healthcatalyst.com

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Company LinkedIn Post:

Health Catalyst is thrilled to announce that Ben Albert has been appointed President and Chief Operating Officer! With his passion for healthcare and more than 25 years of experience at the intersection of healthcare and technology, he will help us accelerate our mission of delivering massive, measurable healthcare improvement.
Here's to the next chapter!

https://www.healthcatalyst.com/newsroom